As Filed with the Securities and Exchange Commission on April 4, 2001
                                     Registration Statement No. 333-49320
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-3/A
                                AMENDMENT NO. 2

              REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933

                     BION ENVIRONMENTAL TECHNOLOGIES, INC.
                  (Exact Name of Registrant in its Charter)

            Colorado                                84-1176672
(State or other jurisdiction           (I.R.S. Employer Identification No.)
 of incorporation or organization)

                        18 East 50th Street, 10th Floor
                            New York, New York 10022
                                (212) 758-6622
                  (Address and telephone number of principal
              executive offices and principal place of business)

                     Jon Northrop, Executive Vice President
                     Bion Environmental Technologies, Inc.
                         7921 Southpark Plaza, Suite 200
                           Littleton, Colorado 80120
                               (303) 738-0845
           (Name, address and telephone number of agent for service)

          Copies to:  Stanley F. Freedman, Esq.
                      Krys Boyle Freedman & Sawyer, P.C.
                      600 Seventeenth Street, Suite 2700 South
                      Denver, Colorado  80202-5427
                      (303)  893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box:  --    --

If any of the securities registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. -- X --

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  --    --

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  --    --  __________________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.  --    -

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a)of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE
==============================================================================
                                       Proposed     Proposed
                                       Maximum      Maximum
Title of Each Class                    Offering     Aggregate     Amount of
of Securities to be    Amount to be    Price Per    Offering     Registration
    Registered         Registered      Share        Price            Fee
------------------------------------------------------------------------------

Common Stock,          6,411,356       $0.9375     $5,810,291      $1,503
no par value (1)                        (2)           (2)

Common Stock,            481,552       $8.00       $3,852,416      $1,017
no par value (3)                        (4)           (4)

Total                                                              $2,520 (5)

==============================================================================

(1)  To be offered by Converting Holders.

(2) Estimated solely for the purpose of computing the amount of registration fee based on the average of the closing bid and ask prices of our Common Stock on the OTC Bulletin Board on January 23, 2001 which was $0.9375 per share.

(3)  To be offered to holders of Class X Warrants.

(4)  Based on exercise price of the Class X Warrants.

(5)  $3,037 was paid with the initial filing.

PROSPECTUS                     SUBJECT TO COMPLETION DATED APRIL 4, 2001
----------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                      BION ENVIRONMENTAL TECHNOLOGIES, INC.

                       6,411,356 Shares of Common Stock
                      to be Offered by Converting Holders

                        481,552 Shares of Common Stock
                      Which may be Purchased by Holders of
                                Class X Warrants

     The securities offered by this prospectus include 1,411,356 shares to be offered for resale by the holders of certain warrants and debt instruments. The shares to be offered for resale may be issued to the holders upon the exercise of warrants or the conversion of the debt instruments they hold.


     Also included in the securities being offered by this prospectus are 481,552 shares that may be issued upon the exercise of Class X Warrants to the holders of these warrants. The Class X Warrants are exercisable at $8.00 per share through December 31, 2001. See "Plan of Distribution" beginning on page 16.

     We will receive proceeds from the exercise of warrants, but not from the conversion of currently outstanding debt. See "Use of Proceeds."


     Our Common Stock is traded on the OTC Bulletin Board under the symbol "BION." On April 2, 2001, the reported closing price for our Common Stock on the OTC Bulletin Board was $.90625.

                          ____________________________

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     We anticipate that sales may be effected from time to time, by or for the accounts of the Converting Holders, in the over-the-counter market, in negotiated transactions or otherwise. Sales, if any, will be made through broker-dealers acting as agent for the converting polders or to broker-dealers who may purchase the Common Stock as principals and thereafter sell the shares from time to time in the over-the-counter market, in negotiated transactions or otherwise. Sales, if any, will be made at market prices prevailing at the times of the sales or at negotiated prices. See "Plan of Distribution" beginning on page 16.

             The date of this Prospectus is __________, 2001

                            AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended and in accordance therewith file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison, 14th Floor, Chicago, Illinois 60661. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.

     We have filed with the Commission a Registration Statement on Form S-3 of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this Prospectus or any document incorporated herein by reference concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission, and may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained from the Commission at prescribed rates. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

                              TABLE OF CONTENTS



                                                              PAGE

PROSPECTUS SUMMARY .........................................   4

RISK FACTORS ...............................................   6

USE OF PROCEEDS ............................................  12

DETERMINATION OF OFFERING PRICE ............................  12

RECENT MATERIAL CHANGES IN OUR BUSINESS  ...................  12

CONVERTING HOLDERS . .......................................  13

PLAN OF DISTRIBUTION .......................................  17

DESCRIPTION OF COMMON STOCK ................................  18

EXPERTS ....................................................  19

LEGAL MATTERS ..............................................  19

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF
 OFFICERS AND DIRECTORS ......... ..........................  20

DOCUMENTS INCORPORATED BY REFERENCE ........................  20

                              PROSPECTUS SUMMARY

     The following is a summary of the pertinent information regarding this offering. This summary is qualified in its entirety by the more detailed information and financial statements and related notes incorporated by reference in this Prospectus. The Prospectus should be read in its entirety, as this summary does not contain all the facts necessary to make an investment decision.

The Offering
------------
Securities Offered:   Included in the shares being offered hereby are a total
                      of 1,654,856 shares that may be issued upon the exercise of ten different classes of warrants that we currently have outstanding. Also included are 4,756,500 shares that may be issued upon the conversion of convertible notes that are also currently outstanding. These shares are to be offered by the holders of the warrants and convertible notes. The number of shares which may be issued upon conversion of the convertible notes is based on an assumed conversion rate of $1.00 per share and interest is calculated through the automatic conversion date of each note at a rate of 10% per annum. The actual conversion rate may be greater, and so fewer shares may actually be issued. The holders of the warrants and convertible notes are referred to in this document as the "Converting Holders." It is currently unknown how many of the Converting Holders will exercise their warrants to purchase shares of our Common Stock.
                      The actual number of shares that would be issued upon conversion of the notes is also unknown. We also do not know whether any Converting Holders will decide to sell any of these shares into the market.

                      Also included in the securities being offered hereby are 481,552 shares that may be issued upon the exercise of outstanding Class X Warrants to the holders of those warrants. The Class X Warrants are exercisable at $8.00 per share through December 31, 2001.

Offering Price:       The shares being offered by Converting Holders who
                      decide to resell their shares into the marketplace from time to time, will be made at the then current market price. The Class X Warrants are exercisable at $8.00 per share.

Common Stock to be    19,959,593 shares.  The number of shares outstanding
 Outstanding after    after the offering assumes that the Converting Holders
 Offering             exercise all of their warrants to purchase shares of our
                      Common Stock and all of the notes are converted into Common Stock. Prior to this offering, as of March 31, 2001, we had 13,066,685 shares issued and outstanding.


Dividend Policy       We do not anticipate paying dividends on our common
                      stock in the foreseeable future.

Use of Proceeds       The shares offered by this prospectus may be sold
                      by Converting Holders and we will not receive any proceeds of the offering, except that we will receive proceeds from the exercise of the warrants.

Risk Factors          This offering involves a high degree of risk, elements
                      of which include:
                       - We Have a Very Limited Operating History
                       - We Have Incurred Substantial Losses and May Never
                           Achieve Profitability
                       - We Need Additional Working Capital; The Report of
                           Our Accountants Contains a "Going Concern"
                           Qualification
                       - Our Future Operations Will Depend on the Efforts
                           of our New Management Team and Our Business
                           Will Suffer if We Lose the Services of Any
                           Key Employees
                       - We Have Numerous Agreements with Related Parties
                           Which May Create Conflicts of Interest That
                           Could Hurt Our Business
                       - Our Management Controls Over 50% of Our Stock and
                           Can Elect All of Our Directors
                       - The Development of Our Technology Has Been Limited
                           to a Few Markets; We May Not Attract Enough
                           Customers to be Successful
                       - We Face Intense Competition Which Could Adversely
                           Affect Our Financial Performance
                       - Our Products Could Become Obsolete; We May Not be
                           Able to Keep Up with Changes in Technology
                       - Our Patent and Trade Secret Protection Efforts May
                           Not be Adequate to Protect Our Technology
                       - Our Business is Affected by Government Regulations
                           Which Change
                       - We Face Risks of Litigation Resulting from Improper
                           Operation of Our Systems
                       - We are Not Sure How We Will Use the Proceeds of Any
                           Warrant Exercises
                       - The Exercise Price of Our Class X Warrants is Not
                           Based on Any Objective Criteria of Value
                       - Resales of Outstanding Restricted Shares Could Hurt
                           the Market Price of Our Stock
                       - We do not Expect to Pay Dividends
                       - Our Business Could Make Us Liable for Damages Which
                           We do not Have Adequate Insurance
                       - The Market for Our Shares is Very Limited and May not
                           be Maintained
                       - The Market for Our Common Stock is Adversely
                           Affected by the "Penny Stock" Rules
                       - NASD Sales Practice Requirements Adversely Affect
                           the Market for Our Common Stock
                       - Our Results of Operations May be Affected by Non-
                           cash Charges
                       - Conversion of Outstanding Convertible Debt to Stock
                           and Exercise of Warrants Will Reduce the
                           Ownership Percentage of Existing Shareholders

                                RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information in this Prospectus, the following:

     The securities being offered hereby are speculative in nature and involve a high degree of risk. Following is a summary discussion of the risk factors applicable to an investment in the securities. Prospective investors should thoroughly consider all of the risk factors discussed below and should understand that there is substantial risk they will lose all or part of their investment. No person should consider investing who cannot afford to lose his entire investment or who is in any way dependent upon the funds that he is investing.


     1.  WE HAVE A VERY LIMITED OPERATING HISTORY.

     All of our business activities are conducted through our subsidiaries. Potential investors should be aware of the difficulties faced by a new enterprise, especially in view of the intense competition from existing and more established companies in the wastewater, waste management, environmental control and soils products businesses. Since our commercial operations have only recently begun our history is limited and without significant revenues.

     2.  WE HAVE INCURRED SUBSTANTIAL LOSSES AND MAY NEVER ACHIEVE
PROFITABILITY.

     From inception to date, neither we nor our subsidiaries have ever sustained any profitable operations. Although the subsidiaries have now commenced sales of wastewater treatment systems, Bion Nutrient Management Systems and BionSoil(R) and expect to generate sufficient revenues from these operations to pay operating expenses in the future, there can be no assurance that profitable operations will ever be achieved or sustained in the future. In the past, we have been dependent upon infusions of capital from investors and proceeds from loans to enable us to continue in business. We believe that in the near term we will not generate sufficient operating cash flow to meet our needs without additional external financing. There is no assurance that our efforts to obtain such financing will be successful. Any failure on our part to do so will have a material adverse impact on us and may cause us to cease operations. In the event we are unable to achieve sustained profitable operations in the future, it is likely that any investment in our common stock will ultimately be lost.

     3. WE NEED ADDITIONAL WORKING CAPITAL; THE REPORT OF OUR ACCOUNTANTS CONTAINS A "GOING CONCERN" QUALIFICATION.

     We have incurred losses from our inception totaling $23,826,878 at June 30, 2000, and we have thus far failed to generate adequate working capital from operations. Our auditors have included an explanatory paragraph in the auditors opinion, noting that there is substantial doubt as to the Company's ability to continue as a going concern. Our audited financial statements for the fiscal year ended June 30, 2000 have been prepared assuming that we will continue as a going concern. Our continued losses without additional equity capital raise substantial doubt about our ability to continue in business during the next twelve months.

     4. OUR FUTURE OPERATIONS WILL DEPEND ON THE EFFORTS OF OUR NEW MANAGEMENT TEAM AND OUR BUSINESS WILL SUFFER IF WE LOSE THE SERVICES OF ANY KEY EMPLOYEES.

     On December 23, 1999 we entered into a Management Agreement with D2 Co., LLC which has substantially modified our management team. We are completely dependent upon the efforts and abilities of this team of officers and directors who have not worked as a team prior to the Management Agreement. We do not currently carry any "key man" life insurance coverage on any of our employees. Loss of the services of these key employees would have a material adverse on our business, results of operations and financial condition.

     5. WE HAVE NUMEROUS AGREEMENTS WITH RELATED PARTIES WHICH MAY CREATE CONFLICTS OF INTEREST THAT COULD HURT OUR BUSINESS.

     On December 23, 1999 we entered into a Management Agreement with D2 Co., LLC which resulted in the employment of David J. Mitchell and the retention of Summerwind Restructuring, Inc. On December 1, 1997 we entered into employment agreements with Messrs. Jon Northrop, Jere Northrop and M. Duane Stutzman. In addition, on May 21, 1999, we entered into a consulting agreement with LoTayLingKyur, Inc. for the services of Mark A. Smith. We have entered into numerous other agreements with related parties. (See our Form 10-KSB fiscal year end June 30, 2000, Item 12.) We believe that all of these agreements were negotiated on terms at least as favorable to us as those which could have been obtained from unaffiliated persons. Our business, results of operations and financial condition could be materially adversely affected by conflicts of interest.

     6. OUR MANAGEMENT CONTROLS OVER 50% OF OUR STOCK AND CAN ELECT ALL OF OUR DIRECTORS.

     Present management controls in excess of 50% of our outstanding Common Stock and can elect all of our directors, appoint our officers and control our affairs and operations. Such control by management could materially adversely affect our business, results of operations and financial condition. On December 23, 1999, D2, Mark A. Smith, Jere Northrop, Jon Northrop, LoTayLingKyur, Inc., and Dublin Holding, Ltd. entered into a Shareholders' Agreement which, among other things, allows D2 to designate three board members and, with our consent, nominate a fourth. Our Articles of Incorporation do not provide for cumulative voting.

     7. THE DEVELOPMENT OF OUR TECHNOLOGY HAS BEEN LIMITED TO A FEW MARKETS; WE MAY NOT ATTRACT ENOUGH CUSTOMERS TO BE SUCCESSFUL.

     Our wastewater treatment systems to date have been developed and marketed to certain agricultural and food processing applications and have not yet been expanded into other markets. We have not yet completed the development of all of the wastewater treatment system applications that will be necessary to address targeted market applications and geographic areas and we anticipate a continuing need for the development of additional applications. During fiscal year ended June 30, 2000, we invested substantially in developing the "next generation" system. This upgraded system is designed to operate using significantly lower water volume and less energy, therefore requiring smaller bioreators. Although management believes that our existing technology is sufficient to support development of additional commercial applications, no assurance can be given that new applications can be developed or that existing and/or new applications will achieve commercially viable sales levels. We have not conducted formal market studies with respect to our technology and services.

     We anticipate that the achievement of any significant degree of market acceptance for our wastewater treatment systems and products will require substantial marketing efforts and the expenditure of significant amounts of funds to inform potential customers of the distinctive characteristics and benefits of such products. We cannot give any assurances that our targeted customers will accept our proposed products. We also can not give any assurance that we will ever realize substantial revenues from the sale of our products.

     8. WE FACE INTENSE COMPETITION WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     Although we believe that our systems offer many significant advantages over other competing technologies/systems, competition in the biological wastewater treatment industry is intense. We are in direct competition with local, regional and national engineering and environmental consulting firms and soils products companies. Some of our competitors may be capable of developing soils products or waste and wastewater treatment systems similar to ours or based on other competitive technologies. Many of our competitors are well-established and have greater financial and other resources than we do.

     9. OUR PRODUCTS COULD BECOME OBSOLETE; WE MAY NOT BE ABLE TO KEEP UP WITH CHANGES IN TECHNOLOGY.

     Our business is susceptible to changing technology. Although we intend to continue to develop and improve our treatment systems, there is no assurance that funds for such expenditures will be available or that our competitors will not develop similar or superior capabilities.

     10. OUR PATENT AND TRADE SECRET PROTECTION EFFORTS MAY NOT BE ADEQUATE TO PROTECT OUR TECHNOLOGY.

     We have limited patent protection on our soils products and also on certain aspects of our wastewater treatment systems technology. We also possess certain proprietary processes. We intend to obtain additional patents or other appropriate protection for our technology. Additionally, we use nondisclosure contract provisions and license arrangements which prohibit the disclosure of our proprietary processes. However, there can be no assurance that we can effectively protect against unauthorized duplication or the introduction of substantially similar products. Our ability to compete with other companies is materially dependent upon the proprietary nature of our patents and technologies. We cannot give assurances that we will be able to obtain any additional key patents or other protection for our technology. In addition, if any of our key patents or proprietary rights were invalidated, there could be an adverse effect on our business, results of operations and financial condition.

     11.  OUR BUSINESS IS AFFECTED BY GOVERNMENT REGULATIONS WHICH CHANGE.

     We are a provider of systems and services that result in the reduction of pollution and, therefore, we are not under direct enforcement or regulatory pressure. We are involved, however, in waste and wastewater treatment and are impacted by environmental regulations in at least three different ways: (1) our marketing and sales success depends, to a substantial degree, on the pollution clean-up requirements of various governmental agencies, from the Environmental Protection Agency at the federal level to state and local agencies; (2)our system design and performance criteria must be responsive to the changes in federal, state and local environmental agencies' effluent standards and other requirements; and (3) our system installations and operations require governmental permits or approvals in many jurisdictions.

     We are also a manufacturer and provider of BionSoil (R) products such as potting soils, soil amendments and fertilizers. Some state and federal regulatory agencies have standards these products must meet to be sold as soil amendment or fertilizer products in various markets. The production and sales of our BionSoil (R) products currently meet relevant federal and state requirements. These regulations can change which creates a level of unpredictability. We are continually reviewing current regulations and potential changes that may affect our business and are making necessary compliance efforts in all jurisdictions in which we do business. We believe that Bion is currently in compliance with all applicable federal, state and local regulations.

     We are in the business of helping our customers solve problems associated with their discharge of wastewater into the environment, and most of our systems and services are subject to federal, state and local government regulation, and many are subject to extensive testing procedures. The effects of rulings of regulatory bodies could delay our marketing efforts for a long time and ultimately could prevent the completion of projects. The regulations pertaining to the environment which may impact on the our systems are continually changing. While we believe that such regulatory changes are favorable to our business since such regulations may require the use of our systems, there can be no assurance that, in the future, such regulations will not cause us additional economic expense or be a materially adverse effect on our business, results of operations and financial condition.

     12. WE FACE RISKS OF LITIGATION RESULTING FROM IMPROPER OPERATION OF OUR SYSTEMS.

     In order for our waste and waste water treatment systems to function properly, the systems must be operated in accordance with our specifications. In the event that the our systems are not operated properly and environmental violations or other problems occur as a result, it is possible that we could be named as a defendant in litigation brought by governmental agencies and/or individuals. Such litigation could seek, among other things, damages, equitable remedies, punitive damages and penalties. In one such action filed by the Attorney General of the State of Illinois on December 12, 1999, one of our subsidiaries was named as a defendant, along with the owners of the subject farm and system.

     The Illinois case involves a hog farm utilizing one of our systems. We do not operate this system; rather, the system was operated by the farmer and has not been operated properly despite our repeated warnings. We believe that this litigation is not material to our business and that we will not ultimately be held liable for damages in this action because of the factual circumstances involving the alleged environmental violations. We currently believe that we will enter into an agreement to settle this litigation for approximately $9,000.00. There can be no assurance that similar litigation will not occur in the future. Even if we win the Illinois litigation, however, our reputation might be severely damaged by this and other similar litigation and the resulting publicity.

     13.  WE ARE NOT SURE HOW WE WILL USE THE PROCEEDS OF ANY WARRANT
EXERCISES.

     To the extent that we receive any proceeds from the exercise of currently outstanding warrants, these proceeds have been allocated by us to working capital for general corporate purposes. Specific uses of these funds will depend upon the business judgment of our management.

     14. THE EXERCISE PRICE OF OUR CLASS X WARRANTS IS NOT BASED ON ANY OBJECTIVE CRITERIA OF VALUE.

     The exercise price of the Class X Warrants was arbitrarily determined by us. The exercise prices of all the warrants do not have any direct relationship to our current assets, earnings, book value or any other objective criteria of value. Such price should not be regarded as an indication of any future value of the shares that underlie the warrants. Bion has the unilateral right to reduce the exercise price of warrants and may or may not elect to do so with one or more classes of warrants.

     15. RESALES OF OUTSTANDING RESTRICTED SHARES COULD HURT THE MARKET PRICE OF OUR STOCK.

     Of our shares of Common Stock currently outstanding a significant number are "restricted securities" which may in the future be sold upon compliance with Rule 144 adopted under the Securities Act of 1933, as amended.
Generally, Rule 144 provides that a person holding "restricted securities" for a period of at least one year may sell every three months, in brokerage transactions, an amount equal to the greater of one percent of our outstanding shares of Common Stock or the average weekly reported volume of trading for the securities. There is no limitation on the amount of "restricted securities" which may be sold by a person who has been the beneficial owner of such restricted securities for more than two years, and has not been an "affiliate" for at least 90 days prior to the date of such sales. Further, investors should note that D2 Co., LLC has 6,500,000 warrants. Our current outstanding restricted securities were issued between our inception and October 5, 2000, and such restricted securities have and will become available for resale pursuant to Rule 144 on dates from our inception through October 5, 2002. Investors should be aware that such sales under Rule 144 may, in the future, cause the price of our Common Stock to drop.

     16.  WE DO NOT EXPECT TO PAY DIVIDENDS.

     Investors are cautioned that we have never paid any cash dividends on any class of stock in the past. Due to our present financial status and our contemplated financial requirements, we do not anticipate paying any cash dividends upon any class of stock in the immediately foreseeable future.

     17. OUR BUSINESS COULD MAKE US LIABLE FOR DAMAGES FOR WHICH WE DO NOT HAVE ADEQUATE INSURANCE.

     We are in the business of helping our customers solve problems associated with their discharge of waste and wastewater into the environment. As we do not ourselves discharge any substantial waste of any kind during the normal course of our business, we do not consider the risk of potential liability associated with damage to the environment to be substantial, and do not have insurance coverage with respect to such risks. Presently we carry only nominal amounts of insurance coverage to cover relatively standard business risks. Management believes such coverage to be adequate for our current operations. It is possible, however, that circumstances might potentially exist that could cause us to be held liable for damage to the environment, such as the negligent design of a system resulting in the aggravation of an existing wastewater problem. We could also be subject to liabilities resulting from other business risks in excess of our current policy amounts. Any such liability, if imposed, could be substantial and would, in all likelihood, be an adverse effect on our business, results of operations and financial condition.

     18.  THE MARKET FOR OUR SHARES IS VERY LIMITED AND MAY NOT BE MAINTAINED.

     Investors should be aware that our Common Stock trades on the OTC Bulletin Board, that there is currently only an extremely limited and "thin" trading market in our Common Stock, and there is no assurance that it will continue or that any active trading will occur.

     19. THE MARKET FOR OUR COMMON STOCK IS ADVERSELY AFFECTED BY THE "PENNY STOCK" RULES.

     Our common stock is currently defined as a "penny stock" under the Exchange Act and rules of the Securities and Exchange Commission. The Exchange Act and such penny stock rules generally impose additional sales practices and disclosure requirements on broker-dealers who sell our securities to persons other than "accredited investors" or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, the broker-dealer must make a written suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain required disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, and the compensation to be received by the broker-dealer and certain associated persons, provide monthly account statements showing the market value of each penny stock held in a customer's account, and deliver certain standardized risk disclosures required by the Securities and Exchange Commission. Consequently, the penny stock rules affect the ability of broker-dealers to make a market in or trade our shares and may also affect the ability of purchasers of shares to resell those shares in the public market.

      20. NASD SALES PRACTICE REQUIREMENTS ADVERSELY AFFECT THE MARKET FOR OUR COMMON STOCK.

     In addition to the "Penny Stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer that a broker-dealer have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customers financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, and this has an adverse effect on the market for our shares.

     21.  OUR RESULTS OF OPERATIONS MAY BE AFFECTED BY NON-CASH CHARGES.

     During the year ended June 30, 2000 we recorded significant non-cash charges. In some cases we expect to incur such charges in the future, including those charges related to beneficial features of equity instruments exchanged and amortization of debt discount as interest expense. These charges are related to transactions in which stock options and warrants are used, and are likely to be incurred on a one-time or sporadic basis. Results of operations could be materially adversely affected by these non-cash charges.

     22. CONVERSION OF OUTSTANDING CONVERTIBLE DEBT TO STOCK AND EXERCISE OF WARRANTS WILL REDUCE THE OWNERSHIP PERCENTAGE OF EXISTING SHAREHOLDERS.

     The conversion of outstanding convertible debt to stock and exercise of warrants will result in a significant reduction in the respective percentage interests of Bion and voting power held by the shareholders, other than those participating in the conversion exercise. We expect to issue additional shares of our common stock, warrants and options in connection with further financings.

                                USE OF PROCEEDS

     Assuming that all 481,552 Class X Warrants are exercised by the holders of such warrants, we will receive net proceeds of approximately $3,800,000, which would be used by us for general working capital purposes. If we reduce the exercise price of the Class X Warrants, the proceeds we could receive would be proportionately reduced.

     We will not receive any proceeds from the sale of the Common Stock being registered hereunder for sale by the Converting Holders. However, some of the Converting Holders' shares being registered are to be issued pursuant to the terms of currently outstanding warrants. If any of these warrants are exercised, we would receive certain proceeds. Any proceeds received pursuant to the exercise of these warrants would be used for general working capital purposes.

                          DETERMINATION OF OFFERING PRICE

     The shares being offered by Converting Holders will be sold at the market price as of the date of sale. The exercise price of the Class X Warrants was arbitrarily determined by us and set at $8.00 per share. Our Common Stock is traded on the OTC Bulletin Board under the symbol "BION". On April 2, 2001, the reported closing price for our Common Stock on the OTC Bulletin Board was $.90625.


                    RECENT MATERIAL CHANGES IN OUR BUSINESS

     There have been no material changes in our business since our fiscal year ended June 30, 2000, except as set forth on our quarterly reports for quarters ended September 30, 2000 and December 31, 2000, and our amended quarterly reports for quarters ended September 30, 1999, December 31, 1999 and March 31, 2000, and our current reports on Form 8-K dated August 3, 9 and 10, 2000, December 1, 2000 and February 6, 2001, and as set forth below:


     On December 12, 2000, we announced that we had successfully completed the monitoring and control phase of our second generation Bion Nutrient Management System. The second generation system installed at Dream Maker Dairy is operating at a level of efficiency five times that of its predecessor systems and is producing Bion Soil(R) in less than 20% of the time previously required.

     Bion is now proceeding with Phase Two of the initiative -- development of a prototype fully contained system that will be housed in tanks -- the third generation of the BionNMS. This will allow us to subject the system to a "mass balance" analysis, a scientific protocol that will specify the ultimate end of all materials in the waste stream. This will allow us to scientifically prove our position that a properly operated BionNMS does not emit nitrogen oxide or ammonia to the atmosphere. With the ability to track the nutrient component of the waste stream through all phases of the process, including those elements released to the atmosphere, Bion will also be able to quantify those components for any potential nutrient and/or air credit benefits.

     We are presently evaluating a dairy site in upstate New York where the third-generation system prototype will be tested. The design of the prototype has commenced, and the initial installation is anticipated to be in the first quarter of 2001.

     Upon the successful completion of the prototype full contained dairy system in upstate New York, Bion plans to install and further test such a system on a swine farm. Bion believes that its second generation NMS technology will be equally effective in a swine farm application.

                               CONVERTING HOLDERS

     Included in the securities being offered hereby are 6,411,356 shares being offered for resale by the Converting Holders. Up to 4,756,500 of those shares are issuable upon conversion of notes held by investors. Up to 1,654,856 shares are issuable upon exercise of warrants held by investors. The shares are being offered for the account of the Converting Holders as set forth in the table below.

     The following table sets forth information concerning the selling Converting Holders, including:

     * the estimated maximum number of shares issuable upon conversion of notes;

     *  the number of shares issuable upon exercise of warrants;

     *  the number of shares offered by each Converting Holder.

Bion has no knowledge of the intentions of any Converting Holder to actually sell any of the securities listed under the column "Shares Offered." There are no material relationships between any of the selling security holders and Bion other than those disclosed below:

                        Shares       Shares
                        Issuable     Issuable                   Percent of
                        on the       on the                     Common Stock
                        Conversion   Exercise      Shares       held after
Security Holder         of Notes     of Warrants   Offered      the Offering
---------------         -----------  -----------   ----------   ------------

AA.01 Warrants(1)

 Davis, Joseph P., III             0      15,000       15,000         *


G5.1 Warrants(2)

  Miller, Kevin S.                 0       1,115        1,115         *


G5.2 Warrants(3)

  Miller, Kevin S.                 0         919          919         *

                        Shares       Shares
                        Issuable     Issuable                   Percent of
                        on the       on the                     Common Stock
                        Conversion   Exercise      Shares       held after
Security Holder         of Notes     of Warrants   Offered      the Offering
---------------     -----------  -----------   ----------   ------------

G6 Warrants(4)

  Archutowski, Karen               0         814          814         *
  Global Financial Group,
   Inc.                            0       2,334        2,334         *


H1 Warrants(5)

  Joys, David                      0       7,408        7,408         *
  Sauer, Robert                    0       3,704        3,704         *


H2 Warrants(6)

  Joys, David                      0      10,742       10,742         *
  Sauer, Robert                    0       5,370        5,370         *


H16 Warrants(7)

  Family Trust U/A 3rd
  U/W Catherine Northrop(A)        0      38,000       38,000         *



J1 Warrants(8) and Convertible Note(9) holders

  Arab Commerce Bank, LTD    110,000      30,000      140,000         *
  Balmore, S.A.              220,000      60,000      280,000         *
  Schaan, Austost Austalt    220,000      60,000      280,000         *


J1-A Warrants(10)

  Morgan, Taylor &
   Associates, Inc.                0     112,500      112,500         *
  R. G. Securities, LLC            0      20,250       20,250         *
  Salomon Grey Financial,          0
   Inc.                                    2,250        2,250         *
  Westport Resources
   Investment Services, Inc.       0       9,000        9,000         *
  Slavney, David                   0      20,250       20,250         *

                        Shares       Shares
                        Issuable     Issuable                   Percent of
                        on the       on the                     Common Stock
                        Conversion   Exercise      Shares       held after
Security Holder         of Notes     of Warrants   Offered      the Offering
---------------         -----------  -----------   ----------   ------------

J1-A Warrants (10) and Convertible Note-A (11) holders

  Ablamsky, Linda            110,000      30,000      140,000         *
  Basilice, Joseph P.         38,500      10,500       49,000         *
  Battaglia, John L.          27,500       7,500       33,000         *
  Berman, Richard J.          27,500       7,500       33,000         *
  Bjorge, Victor and
   Clark, Karen               27,500       7,500       33,000         *
  Blitz, Harvey               55,000      15,000       70,000         *
  Brosnan, Patrick J.         27,500       7,500       33,000         *
  Burzotta, James             27,500       7,500       33,000         *
  Casadonte, Donald A.        27,500       7,500       33,000         *
  Casadonte, Renee S.         27,500       7,500       33,000         *
  Casadonte, Virginia P.     110,000      30,000      140,000         *
  D2 Co., LLC (B)            362,000      30,000      392,000         *
  Donnalley, Geralyn E.       27,500       7,500       33,000         *
  Dosch, Michael Keith        27,500       7,500       33,000         *
  Fleming, Kerry M.        1,100,000     300,000    1,400,000         *
  Foglia, Joseph A.           27,500       7,500       33,000         *
  Frisa, Jean A.             275,000      75,000      350,000         *
  Fusco, Joseph               27,500       7,500       33,000         *
  Fusco, Robert               27,500       7,500       33,000         *
  Growth Ventures, Inc.
   Pension Plan & Trust       82,500      22,500      105,000         *
  Investor Resource
   Services, Inc.             55,000      15,000       70,000         *
  JR Squared, LLC            165,000      45,000      210,000         *
  Kirby, Charles F.           27,500       7,500       33,000         *
  Kirsch, Jodi               357,500      97,500      455,000         *
  Lane, John D.               55,000      15,000       70,000         *
  Lohmann, Robert B.          11,000       3,000       14,000         *
  Nixon, J. Michael           55,000      15,000       70,000         *
  Orphanos, Anthony G        110,000      30,000      140,000         *
  Ponte, Vincent J.           55,000      15,000       70,000         *
  Posner, Stephen J.         110,000      41,700      151,700         *
  R. G. Capital Fund, LLC    275,000      75,000      350,000         *
  Reiter, Michael M. and
   Loreane M.                 27,500       7,500       33,000         *
  Santomauro, Angelo          27,500       7,500       33,000         *
  Scibelli, James            137,500      37,500      175,000         *
  Smith, Harry M.             27,500       7,500       33,000         *
  Smith, James                27,500       7,500       33,000         *
  Spartz, James G.            27,500       7,500       33,000         *
  TCMP(3) Capital, LLC       110,000      30,000      140,000         *
  Weiss, Kenneth              27,500       7,500       33,000         *
  Zizza, Salvatore J.(C)      55,000      15,000       70,000         *(C)

                        Shares       Shares
                        Issuable     Issuable                   Percent of
                        on the       on the                     Common Stock
                        Conversion   Exercise      Shares       held after
Security Holder         of Notes     of Warrants   Offered      the Offering
---------------     -----------  -----------   ----------   ------------

J2 Warrants (12)

  Rodgers, David                    0     15,000       15,000         *
  Slavney, David                    0     50,000       50,000         *
  Zizza, Salvatore J.(C)            0    100,000      100,000         *(C)
__________________________________________________________

 * represents less than 1%.

 (1) AA.01 warrants may be exercised to purchase shares of common stock at $5.40 per share through December 31, 2001.

 (2) G5.1 warrants may be exercised to purchase shares of common stock at $2.70 per share through January 21, 2001.

 (3) G5.2 warrants may be exercised to purchase shares of common stock at $2.70 per share through September 12, 2001.

 (4) G6 warrants may be exercised to purchase shares of common stock at $5.40 per share through April 20, 2002.

 (5) H1 warrants may be exercised to purchase shares of common stock at $4.50 per share through August 20, 2001.

 (6) H2 warrants may be exercised to purchase shares of common stock at $2.70 per share through August 20, 2001.

 (7) H16 warrants may be exercised to purchase shares of common stock at $2.25 per share through December 31, 2001.

 (8) J1 warrants may be exercised to purchase shares of common stock at $2.00 per share through December 31, 2004.

 (9) Convertible Notes shall be automatically converted into shares of our common stock at June 30, 2001, if not previously paid or converted.

(10) J1-A warrants may be exercised to purchase shares of common stock at $1.50 per share through December 31, 2004.

(11) Convertible Notes-A shall be converted into shares of our common stock pursuant to the terms of the note or automatically converted on April 30, 2002, if not previously paid or converted.

(12) J2 warrants may be exercised to purchase shares of common stock at $2.375 per share through December 31, 2004.

_________________________________________________

 (A) Mr. Jon Northrop, our Executive Vice President, Chief Financial Officer, Treasurer, and Secretary, is a Trustee for the Family Trust U/A 3rd
     U/W Catherine Northrop.

 (B) We entered into a Management Agreement with D2 Company, LLC ("D2") on December 23, 1999, which was amended August 10, and December 1, 2000.
     Mr. David Mitchell, our Chief Executive Officer, President and Director is the sole owner of D2. The number of shares "Issuable on the Conversion of Notes" is current as of December 31, 2000. Additional shares held and issued to D2 will be subsequently registered. Percent of shares held after the offering does not include 6.5 million shares underlying currently exercisable warrants held by Southview, Inc., a corporation wholly owned by David J. Mitchell.


 (C) Mr. Salvatore J. Zizza is a Director on our Board and serves as our Governmental Affairs Liaison. The total amount of shares being registered for Mr. Zizza is 146,429. Mr. Zizza's total "Percent of Common Stock held after the Offering" is less than 1%.

                             PLAN OF DISTRIBUTION

CONVERTING HOLDERS

     Included in the shares offered hereby are a total of 1,654,856 shares that may be issued upon the exercise of ten different classes of warrants that we currently have outstanding. A description of these warrants is contained in Exhibit 99.4 to our Report on Form 8-K dated August 10, 2000, which is incorporated herein by reference. An additional 4,756,500 shares offered hereby may be issued upon the conversion of convertible notes that are also currently outstanding. Any interest that may accrue on the convertible notes after April 30, 2001 (approximately) will be subsequently registered. The number of shares which may be issued upon conversion of the convertible notes is based on an assumed conversion rate of $1.00 per share and interest is calculated through the automatic conversion date of each note at a rate of 10% per annum. The actual conversion rate may be greater, and so fewer shares may actually be issued. It is currently unknown how many of the Converting Holders will exercise their warrants to purchase shares of our Common Stock. The actual number of shares that would be issued upon conversion of the notes is also unknown. We also do not know whether any Converting Holders will decide to sell any of these shares into the market.


     The Common Stock registered hereunder may be sold from time to time by the Converting Holders. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Common Stock may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent for the Converting Holders; and (ii) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Converting Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions from the Converting Holders in amounts to be negotiated by the holders immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

     The Converting Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

EXERCISE OF CLASS X WARRANTS

    The shares which may be purchased upon the exercise of the outstanding Class X Warrants are being offered to the holders of those warrants by the Company on a "best efforts" basis. No commissions or fees will be paid to anyone for the solicitation of the exercise of the Class X Warrants.

     The Class X Warrants are exercisable to purchase one share at a price of $8.00 per share until December 31, 2001. The Class X Warrants are not transferrable.

     Persons who wish to exercise their Class X Warrants must deliver an executed Warrant with the form of Election to Purchase, properly executed, accompanied with payment in check or money order payable to "Bion Environmental Technologies, Inc." for the number of shares subscribed to the Company. All payments must be received by the Company prior to the termination of the exercise period, and Class X Warrants not exercised prior to the termination of the exercise period will expire.

                          DESCRIPTION OF COMMON STOCK

     We are authorized to issue 100,000,000 shares of our no par value Common Stock, of which 13,066,685 shares were issued and outstanding as of March 31,
2001.   Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders. Shareholders do not have cumulative rights; hence, the holders of more than 50% of the outstanding Common Stock can elect all directors.

     We have reserved 17,378,660 shares of our common stock for issuance under outstanding options, warrants, rights and convertible securities.

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, holders of Common Stock will share pro rata in any distribution of our assets after payment of all liabilities. We do not anticipate that any dividends on Common Stock will be declared or paid in the foreseeable future. Holders of Common Stock do not have any rights of redemption or conversion or preemptive rights to subscribe to additional shares if issued by us. However, one unaffiliated private investor holds a contractual preemptive right to purchase additional shares. All of the outstanding shares of our Common Stock are fully paid and nonassessable.

Penny Stock and NASD Sales Practices Rules

     Our common stock is currently defined as a "penny stock" under the Exchange Act and rules of the Securities and Exchange Commission. The Exchange Act and such penny stock rules generally impose additional sales practices and disclosure requirements on broker-dealers who sell our securities to persons other than "accredited investors" or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, the broker-dealer must make a written suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain required disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, and the compensation to be received by the broker-dealer and certain associated persons, provide monthly account statements showing the market value of each penny stock held in a customer's account, and deliver certain standardized risk disclosures required by the Securities and Exchange Commission. Consequently, the penny stock rules affect the ability of broker-dealers to make a market in or trade our shares and may also affect the ability of purchasers of shares to resell those shares in the public market.

     In addition to the "Penny Stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer that a broker-dealer have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customers financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, and this has an adverse effect on the market for our shares.

                                   EXPERTS

     The June 30, 2000 financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The Consolidated Financial Statements of Bion Environmental Technologies, Inc. as of June 30, 1999, and for each of the years in the two-year period ended June 30, 1999, have been incorporated by reference herein and in the Registration Statement in reliance upon the separate report Ehrhardt Keefe Steiner & Hottman, independent certified public accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

                                LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for us by Krys Boyle Freedman & Sawyer, P.C., Denver, Colorado. Officers, directors and employees of this law firm own an aggregate of approximately 100,000 shares of our Common Stock.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY COMMON STOCK IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                        SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the forgoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Commission shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents:

1. Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000 filed on September 28, 2000, as amended on Form 10-KSB/A on January 19, 2001 and April 4, 2001, Exchange Act reporting number 0-19333.

2. Current Report on Form 8-K dated February 6, 2001, Exchange Act reporting number 0-19333.

3. Current Report on Form 8-K dated December 1, 2000, Exchange Act reporting number 0-19333.

4. Current Report on Form 8-K dated August 10, 2000, Exchange Act reporting number 0-19333.

5. Current Report on Form 8-K dated August 9, 2000, Exchange Act reporting number 0-19333.

6. Current Report on Form 8-K dated August 3, 2000, Exchange Act reporting number 0-19333.

7. Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000 filed on February 14, 2001, Exchange Act reporting number 0-19333.

8. Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 filed on November 14, 2000, Exchange Act reporting number 0-19333.

9. Quarterly Report on Form 10-QSB/Amendment No. 1 for the quarter ended March 31, 2000 filed on October 24, 2000, Exchange Act reporting number 0-19333.

10. Quarterly Report on Form 10-QSB/Amendment No. 1 for the quarter ended December 31, 1999 filed on October 24, 2000, Exchange Act reporting number 0-19333.

11. Quarterly Report on Form 10-QSB/Amendment No. 1 for the quarter ended September 30, 1999 filed on October 24, 2000, Exchange Act reporting number 0-19333.

12. All documents filed by us, subsequent to the date of this Prospectus, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated herein by reference modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     We will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to Bion Environmental Technologies, Inc., 18 East 50th Street, 10th Floor, New York, New York 10022, or (212) 758-6622.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes our estimated expenses in connection with the issuance and distribution of the securities being registered hereby.

     SEC Registration Fee....................   $  3,600
     Transfer Agent Fees.....................      1,000
     Legal Fees and Expenses.................     20,000
     Accounting Fees and Expenses............      5,000
     Miscellaneous...........................        400
                                                --------
         Total ..............................   $ 30,000
                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees and agents against liabilities and reasonable expenses (including attorneys' fees) incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the Corporation, if such person acted in good faith and reasonably believed that his conduct in his official capacity with the Corporation was in the best interests of the Corporation (or, with respect to employee benefit plans, was in the best interests of the participants in or beneficiaries of the plan), and in all other cases his conduct was at least not opposed to the Corporation's best interests. In the case of a criminal proceeding, the director, officer, employee or agent must have had no reasonable cause to believe his conduct was unlawful. The Corporation may not indemnify a director, officer, employee or agent in connection with a proceeding by or in the right of the Corporation if such person is adjudged liable to the Corporation, or in a proceeding in which such person is adjudged liable for receipt of an improper personal benefit. Unless limited by the Corporation's Articles of Incorporation, the Corporation shall be required to indemnify a director or officer of the Corporation who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party, against reasonable expenses incurred by him in connection with the proceeding. The foregoing indemnification is not exclusive of any other rights to which those indemnified may be entitled under applicable law, the Corporation's Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     The Corporation's Articles of Incorporation and Bylaws generally provide for indemnification of directors, officers, employees and agents to the fullest extent allowed by law.

ITEM 16.  EXHIBITS

Exhibit
Number     Description of Exhibit


5.1       Opinion of Krys Boyle Freedman & Sawyer, P.C. regarding legality.
           Previously filed.

23.1      Consent of BDO Seidman, LLP. Previously filed.

23.2       Consent of Ehrhardt Keefe Steiner & Hottman P.C.  Previously filed.


23.3       Consent of Krys Boyle Freedman & Sawyer, P.C. Contained in Exhibit
           5.1.

99.1      Form of Class X Warrants is incorporated by reference from the
           Company's Form 8-K dated May 21, 1999, Exhibit 10.4.

ITEM 17.  UNDERTAKINGS

     The undersigned Company hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering.


     (5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 4, 2001.

BION ENVIRONMENTAL TECHNOLOGIES, INC.


By: /s/ David J. Mitchell
    David J. Mitchell, Chief Executive
    Officer, President and Director
    (Principal Executive Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

     Signatures                       Title                     Date
     ----------                       -----                     ----


/s/ David J. Mitchell         Chief Executive Officer,        April 4, 2001
David J. Mitchell             President and Director


/s/ David Fuller              Principal Accounting Officer    April 4, 2001
David Fuller


/s/ Jon Northrop              Executive Vice President,       April 4, 2001
Jon Northrop                  Asst. Secretary and Director


/s/ Mark A. Smith             Chairman and Secretary          April 4, 2001
Mark A. Smith


_________________________     Chief Technical Officer         ______________
Jere Northrop                 and Director


/s/ Ronald G. Cullis          Director                        April 4, 2001
Ronald G. Cullis


/s/ Salvatore J. Zizza        Director                        April 4, 2001
Salvatore J. Zizza


_________________________     Director                        _____________
Andrew G. Gould